Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
May 4, 2023	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, May 4 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal third quarter ended March 31, 2023.
Summary
•Consolidated net sales increased 15.2% to a third quarter record $464.9 million versus $403.5 million last year. Retail net sales advanced 16.0% to $247.2 million while Foodservice net sales grew 14.4% to $217.7 million.
•Consolidated gross profit increased $25.9 million, or 37.9%, to $94.2 million. Third quarter gross margin improved to 20.3%, an increase of 330 basis points from last year’s third quarter.
•Consolidated operating income was $29.4 million compared to an operating loss of $7.6 million last year. Prior-year operating income was unfavorably impacted by a restructuring and impairment charge of $22.7 million.
•Net income was $0.89 per diluted share versus a net loss of $0.17 per diluted share last year. The restructuring and impairment charge reduced last year’s net income by $0.63 per diluted share.
CEO David A. Ciesinski commented, “We were pleased to report another quarter of record sales and higher profits. In the Retail segment, beyond the favorable impact of our pricing actions, net sales growth of 16.0% includes strong volume growth of 6.1% driven by our successful program for licensed dressings and sauces and another solid quarter for our New York BRAND Bakery® frozen garlic bread products. Retail net sales also reflect a modest benefit from a favorable shift in the timing of shipments in advance of the Easter holiday. In our Foodservice segment, net sales growth of 14.4% reflects the benefit of inflationary pricing, increased demand from several of our national chain restaurant customers, and improved sales volumes for our branded Foodservice products.”
“While we continued to experience significant cost inflation, the pricing actions we have implemented in both our Retail and Foodservice segments served to offset the higher input costs. The $25.9 million increase in gross profit reflects the pricing and continued progress in our management of manufacturing costs along with a more stable and predictable operating environment. In our fiscal third quarter, we successfully added our largest dressing and sauce facility in Horse Cave, Kentucky to our new ERP system as we completed the Wave 3 implementation phase of our ERP initiative, Project Ascent. As anticipated, the ERP implementation reduced our reported gross profit as production at that facility was unfavorably impacted by the system cutover process.”
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“Looking ahead to our fiscal fourth quarter, we anticipate Retail sales will continue to benefit from our licensing program, including incremental growth from the new products, flavors, and sizes we have introduced this fiscal year. In the Foodservice segment, we expect sustained volume growth from select customers in our mix of national chain restaurant accounts. Consolidated net sales will compare to last year’s fourth quarter that benefited from an estimated $25 million in incremental net sales attributed to advance customer orders ahead of our July 1 ERP go-live date for Wave 1. Cost inflation will remain a headwind to our financial results, but the pricing actions we have in place along with our cost savings initiatives are expected to offset the increased costs.”
Third Quarter Results
Consolidated net sales increased 15.2% to a third quarter record $464.9 million versus $403.5 million last year. Retail segment net sales grew 16.0% to $247.2 million, including the favorable impact of our pricing actions. Retail segment sales volume, measured in pounds shipped, increased 6.1%. Retail sales volume growth was driven by the continued success of our program for licensed dressings and sauces. Our New York BRAND Bakery® frozen garlic bread products also contributed to the increase in the Retail sales volume. In the Foodservice segment, net sales improved 14.4% to $217.7 million as inflationary pricing combined with increased demand from several of our national chain restaurant account customers and growth for our branded Foodservice products led the segment’s sales higher. Foodservice sales volume, measured in pounds shipped, increased 0.4%.
Consolidated gross profit increased $25.9 million, or 37.9%, to $94.2 million as our pricing actions effectively offset the significant inflationary costs we have experienced for commodities, packaging, labor and warehousing. The higher gross profit also reflects improved manufacturing efficiencies, cost savings initiatives and the benefit of a more stable operating environment partially offset by the impact of the Wave 3 implementation phase of Project Ascent as our dressing and sauce production facility in Horse Cave, Kentucky transitioned to our new ERP system in early February as planned. The current-year gross profit compares to a very challenging year-ago quarter characterized by escalating inflationary costs across our entire supply chain, increased costs to service the shifting demands of our business, and shortages of select ingredients and packaging supplies.
SG&A expenses increased $10.3 million to $64.8 million, which reflects higher expenditures to support the continued growth of our business including investments in personnel and consumer promotions in addition to higher brokerage costs associated with the increased sales. SG&A expenses also include some nonrecurring legal charges for closed operations. Expenditures for Project Ascent, our ERP initiative, totaled $7.6 million in the current-year quarter versus $10.3 million last year.
In the prior-year quarter, the change in contingent consideration reflected the favorable impact of a $1.3 million noncash reduction to the fair value of the contingent consideration for Bantam Bagels in addition to noncash restructuring and impairment charges of $22.7 million for that business, which the company ultimately exited near the end of our fiscal fourth quarter ended June 30, 2022.

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Consolidated operating income of $29.4 million compares to an operating loss of $7.6 million in the prior-year quarter. The increase in operating income was driven by the higher gross profit and the impact of last year’s restructuring and impairment charges, partially offset by the increase in SG&A expenses.
Net income of $24.6 million, or $0.89 per diluted share, compares to a net loss of $4.5 million, or a net loss of $0.17 per diluted share, last year. In the current-year quarter, expenditures for Project Ascent reduced net income by $5.9 million, or $0.21 per diluted share. Net income and earnings per diluted share in the current quarter benefited from a lower overall effective tax rate. In the prior-year quarter, the restructuring and impairment charges reduced net income by $17.4 million, or $0.63 per diluted share; expenditures for Project Ascent reduced net income by $7.9 million, or $0.29 per diluted share; and the adjustment to the contingent consideration increased net income by $1.0 million, or $0.04 per diluted share.
Fiscal Year-to-Date Results
For the nine months ended March 31, 2023, net sales increased 11.8% to $1.37 billion compared to $1.22 billion a year ago. Net income for the nine-month period totaled $102.1 million, or $3.71 per diluted share, versus the prior-year amount of $60.5 million, or $2.20 per diluted share. In the current-year period, spend for Project Ascent decreased net income by $18.7 million, or $0.68 per diluted share. In the prior-year period, spend for Project Ascent decreased net income by $21.6 million, or $0.79 per diluted share; restructuring and impairment charges reduced net income by $18.8 million, or $0.68 per diluted share; and the change in contingent consideration increased net income by $2.7 million, or $0.10 per diluted share.
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, May 4, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•inflationary pressures resulting in higher input costs;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
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•efficiencies in plant operations and our overall supply chain network;
•complexities related to the implementation of our new enterprise resource planning system;
•adequate supply of labor for our manufacturing facilities;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the impact of customer store brands on our branded retail volumes;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•price and product competition;
•stability of labor relations;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•geopolitical events, such as Russia’s invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which business acquisitions are completed and acceptably integrated;
•the ability to successfully grow acquired businesses;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net sales	$464,935	$403,494	$1,367,866	$1,223,977
Cost of sales	370,698	335,162	1,072,472	966,676
Gross profit	94,237	68,332	295,394	257,301
Selling, general & administrative expenses	64,829	54,526	165,361	157,920
Change in contingent consideration	—	(1,300)	—	(3,470)
Restructuring and impairment charges	—	22,723	—	24,651
Operating income (loss)	29,408	(7,617)	130,033	78,200
Other, net	607	119	815	250
Income (loss) before income taxes	30,015	(7,498)	130,848	78,450
Taxes based on income (loss)	5,460	(3,015)	28,728	17,908
Net income (loss)	$24,555	$(4,483)	$102,120	$60,542

Net income (loss) per common share: (a)
Basic and diluted	$0.89	$(0.17)	$3.71	$2.20

Cash dividends per common share	$0.85	$0.80	$2.50	$2.35

Weighted average common shares outstanding:
Basic	27,465	27,442	27,462	27,448
Diluted	27,487	27,442	27,479	27,478

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
NET SALES
Retail	$247,208	$213,128	$729,187	$682,102
Foodservice	217,727	190,366	638,679	541,875
Total Net Sales	$464,935	$403,494	$1,367,866	$1,223,977

OPERATING INCOME (LOSS)
Retail	$36,943	$22,213	$129,195	$119,997
Foodservice	22,405	18,556	81,030	52,690
Nonallocated Restructuring and Impairment Charges	—	(22,723)	—	(23,749)
Corporate Expenses	(29,940)	(25,663)	(80,192)	(70,738)
Total Operating Income (Loss)	$29,408	$(7,617)	$130,033	$78,200

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2023	June 30, 2022
ASSETS
Current assets:
Cash and equivalents	$82,861	$60,283
Receivables	130,506	135,496
Inventories	154,753	144,702
Other current assets	23,440	11,300
Total current assets	391,560	351,781
Net property, plant and equipment	485,038	451,368
Other assets	281,159	287,225
Total assets	$1,157,757	$1,090,374

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$138,450	$114,972
Accrued liabilities	58,001	50,613
Total current liabilities	196,451	165,585
Noncurrent liabilities and deferred income taxes	88,122	80,102
Shareholders’ equity	873,184	844,687
Total liabilities and shareholders’ equity	$1,157,757	$1,090,374
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